AGREEMENT FOR THE SALE AND PURCHASE OF
                            ELECTRIC POWER AND ENERGY
                                    between
                         CHUGACH ELECTRIC ASSOCIATION, INC.
                                     and the
                                 CITY OF SEWARD



                               SECTION 1. PARTIES

         1. The parties to this Agreement are CHUGACH ELECTRIC ASSOCIATION, INC. (Chugach) , an Alaska non-profit electric cooperative corporation, having its offices at Anchorage, Alaska; and City of Seward, Seward Electric Utilities Division (Seward) having its offices at Seward, Alaska.
                             SECTION 2. RECITALS
         2(a).    Chugach has furnished electric power and energy to Seward
under various contractual arrangements since July 1, 1961. Seward now receives electric power and energy under a Wholesale Power Agreement signed by Seward September 27, 1984, as amended by signature of Seward dated June 25, 1985.
         2(b).    Except as specifically provided herein, this Agreement
supersedes any previous agreement and any rights and obligations of the parties under the existing agreement or any amendment thereof. All rights and obligations under any previous wholesale power agreement or any previous arrangements between Seward and Chugach are hereby terminated.


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         2(c).    This Agreement recognizes and is intended to operate in
conjunction with the Bradley Lake Hydroelectric Project Agreement for the Sale and Purchase of Electric Power (and related agreements) and the 1993 Alaska Intertie Project Participants Agreement (and related agreements) to which both Seward and Chugach are Parties.
         2(d).    Seward now has and, for the term of this Agreement, will
retain the capability to generate or otherwise supply and deliver all of its own
 Electric Power sufficient to meet all of its system requirements. The Parties recognize that there may be times when the entire load may not be able to be served by Sewards generators, but the load can be managed such that it is within the capability of Sewards generators or is supplied by other generators not owned by Seward.
                             SECTION 3. AGREEMENT
         3(a).    Sale And Purchase Of Electric Power.  Chugach agrees to sell and deliver, and Seward agrees to purchase and receive, all of its electric power and energy requirements from Chugach subject to the following terms and conditions.
         3(b).    System Sale.  The power which Chugach is obligated to sell under this Agreement is power generated by and/or purchased and transmitted over
 Chugach's Generation and Transmission System. Thus, this sale is a system sale supported by the resources of Chugach's entire Generation and Transmission
System, and not a resource sale supported by specific, distinct and identifiable generating units and transmission facilities included within that System.
         3(c).    Limited interruptibility.  On request of Chugach and for the period specified by Chugach, Seward will provide generation for all of its system requirements allowing Chugach to completely interrupt service to Seward load. Seward will perform this obligation on two hours notice. Seward will perform this obligation up to 12 times per calendar year and will meet its own

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power requirements for up to a total of 72 hours per calendar year.  In return for Seward agreeing to this interruptibility, Chugach will provide electric power and energy under this Agreement at the special Available Capacity Rate described in Section 4, below. For purposes of this Section 3(c), notice shall be made by calling the emergency services dispatcher for the City of Seward at
(907) 224-3338, or such other number as the parties may from time to time agree
upon in writing.   Outages required for maintenance of Chugach facilities shall be included within the 12 times or 72 hours per year limit. Outages required for maintenance of Seward facilities shall not be included within the 12 times or 72 hours per year limit. Chugach will pay Seward $0.0658 per kWh for the labor and maintenance costs plus $0.0616 times A/1.06 for fuel costs, where A is the cost per gallon for fuel under Sewards current agreement for fuel supply for those hours in excess of 72 hours per year, if any, should the scheduled interruptions requested by Chugach be extended beyond the 72 hour limit. $1.06 per gallon is the delivered price for 1997. In the absence of an annual agreement for fuel, the price will be the average price paid during the previous 6 months. Interruptions scheduled under this Section 3(c) shall not be for less than 2 hours.
         3(d).    Delivery Points.  Chugach shall deliver all power under this
Agreement at Daves Creek Substation and near the Lawing Substation at approximately mile 25 of the Seward Highway. Chugach shall have no responsibility for transmission and distribution beyond these Points of Delivery.
         3(e).    Resale Of Chugach Power Prohibited; Limit On Amount Of Power
Actually Taken.
            In consideration of Chugach's willingness to supply power under this Agreement on an average cost basis, Seward agrees that (1) all electric power delivered under this Agreement shall be used to serve Seward's retail electric loads as ultimate consumers and end-users of the power, and

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(2) no power taken under this Agreement may or will be resold to any other entity or otherwise used or disposed of, by contractual agreement or otherwise, in any other manner or for any other purpose. To assist in enforcing this provision, the parties agree that at no time will Seward take, and at no time will Chugach be obligated to supply, capacity or energy under this Agreement in amounts in excess of the then-existing Seward system demand or requirement for capacity and energy. Nothing contained in this Section 3(e) shall preclude Seward from using power supplied hereunder to meet its retail electric loads while engaging in contemporaneous off-system sales of capacity or energy available to Seward from its own or other sources.
         3(f).    Joint Use Agreement and Net Billing for Bradley Lake Power.
  The Parties recognize the existence of the Joint Use Agreement and the Net Billing Agreement for Bradley Lake Power, attached hereto as Attachments A and B, respectively and agree that these agreements shall continue in effect.
                       SECTION 4.     RATES AND BILLING
         4(a).    General Ratemaking Provision.  The rates and charges
applicable under this Agreement shall be established, and shall be revised from time to time, in accordance with (1) the substantive ratemaking principles set forth herein, and (2) the ratemaking procedures set forth herein.
 This Agreement and rates proposed hereunder shall be submitted to the Alaska Public Utilities Commission for approval. The schedule of initial rates under this agreement are set forth in Attachment C to this Agreement and are effective until January 31, 2002 (four years from the effective date). No later than January 31, 2001, the Parties shall begin good faith negotiations to revise the rates as needed and in accordance with the principles in this Section 4. In the event the Parties are unable to agree, either party may give notice of early termination of this agreement to be

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effective 12 months after the date of notice, or sooner at the option of Chugach but in no event sooner than January 31, 2002. During this period after notice of early termination, the prices established under Attachment C will continue in effect.
         4(b).    Substantive Ratemaking Principles.  All rates and charges
applicable under this Agreement shall be consistent with the terms and conditions of this Agreement and with all other lawful contractual obligations of Chugach. Such rates and charges shall be based on allocations of costs designed to ensure that Chugach's total revenue requirement, including, but not limited to generation, transmission, ratemaking margins, fuel and purchased power expenses is divided fairly and appropriately between Chugach's bulk power supply, generation, transmission, distribution and retail functions, so that no function will significantly or persistently cross-subsidize the other.
Chugach shall pass through directly and Seward shall pay Chugach average fuel and purchased power expenses associated with the energy it receives on a monthly basis.
         4(c).    Ratemaking procedures.     Chugach shall supply and be paid
for electric capacity and energy under this Agreement on a total requirements basis subject to a reduction of the annual allocated demand charge by 1/3 to reflect the value to Chugach of the interruptibility to which Seward has committed. The following ratemaking and billing provisions shall apply:
                  (1)      Allocation of demand-related costs.  Demand-related
         costs (together with customer-specific costs) will be allocated to Seward for ratemaking purposes in accordance with a methodology that is consistent with the fairness principles set forth in Section 4(b) of this Agreement and will be based on Total System Demand.
                  (2)      Computation of demand charges.  To establish demand
         charges (expressed in dollars per kilowatt/month) for the sale of electric capacity, the Seward demand allocator

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         (which shall be determined by Sewards proportionate contribution to the overall system peak) shall be reduced by 1/3 so that the demand-related costs allocated to Seward pursuantto Section 4(c)(1) above for any given rate year are reduced by 1/3 and then divided by the sum of Sewards actual peak demand on the Chugach system in kilowatts for each month of the test year used for ratemaking purposes.
                  (3) Billing demand and payment for capacity. Sewards billing demand in each month shall be Sewards actual peak demand on the Chugach system for that month. Provided that at least two hours prior notice is given to Seward prior to the beginning of an interruption request, if the request is not honored at the time requested, Seward will pay penalties as outlined herein. If an interruption request is not honored at the time requested, Seward will pay to Chugach $5,000. If the request is not honored within the first half hour of the time requested, an additional $2,500 shall be paid by
         Seward.   If Seward does not interrupt within 1 hour of the requested time, it shall pay an additional $2,500. This will result in a penalty of $10,000 if Seward does not interrupt within one hour after the requested interruption time. Thereafter, Seward shall pay an additional $1,000 for each one-half hour during which it does not interrupt service after the initially requested interruption. At the time of the interruption request, Chugach shall provide Seward with a specific time for the end of the interruption which ending time may be changed at the sole discretion of Chugach on one hour notice. If Seward fails to interrupt prior to the time the interruption is scheduled to terminate, it shall pay the penalties described above but the interruption request shall not count as one of the twelve interruptions allowed to Chugach under Section 3(c) of this Agreement provided that Chugach does not request interruption again sooner than 8 hours after the

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         termination time of the most recent interruption request.  The maximum cumulative penalties per calendar year for failure to interrupt on request shall not exceed $360,000.
                  (4) Payment for energy. Chugach will charge and be paid for energy for each monthly billing period in an amount equal to Chugach's then-applicable energy charge (excluding fuel and purchased power expenses) multiplied by Seward's total system energy requirements for that month, which energy requirements shall be metered at the Points of Delivery. Actual fuel and purchased power costs will be paid in accordance with Attachment C. Fuel and purchased power costs will be reduced by 67% of economy energy sales margins and wheeling revenues which would otherwise have been assigned to Seward in the fuel surcharge process based on Sewards proportionate share of the total system firm sales on the Chugach system.
                  (5) Customer Charge. Chugach will charge and be paid a monthly amount equal to the then applicable customer charge multiplied by the number of delivery meters.
                  (6) Good Faith. The Parties agree to operate their systems in good faith to provide the interruptibility contemplated by this Agreement in order to accomplish the purpose of allowing Chugach flexibility in operating its system while providing Seward with reduced costs deriving from its ability to interrupt service from Chugach. Chugach agrees not to request interruptions for the sole purpose of increasing the penalty specified in Section 4(c)(3) but is otherwise permitted to request interruptions in good faith for any other reason and regardless of whether actual benefit results to Chugach from the interruption.


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         4(d).    Billing.  Seward shall pay bills within 15 days of receipt.
In the event any portion of any bill is disputed, pending resolution of the billing dispute, the undisputed portion of each bill shall be paid to Chugach in timely fashion pending resolution of the disputed amount.

         4(e).    Margins (capital credits).  Seward shall be entitled to an allocation of margins (capital credits) based on Sewards contribution to
Chugach electric margins.
                           SECTION 5. TERM
         5(a).    Effective date.  This Agreement shall become effective March
1, 1998.   This Agreement and any amendments thereto shall become effective only upon obtaining the written approval of the Alaska Public Utility Commission.
         5(b).    Duration.  This Agreement shall continue in force through
January 31, 2008 (Expiration Date) except if terminated earlier pursuant to
Section 4(a).
          5(c).   Amendments.  This Agreement may be amended or extended at any time by the written consent of all parties hereto, but all amendments hereto, including termination prior to the expiration of the term hereof, will not become effective until approved in writing by the Commission.
                 SECTION 6. PROVISIONS RELATING TO ELECTRICAL SERVICE
         6(a).    Capacity To Be Made Available.   Except when prevented by an
Uncontrollable Force, or when Chugach has requested Seward to provide for its requirements from its own resources pursuant to Section 3(c) of this Agreement, Chugach shall make electric capacity continuously available to Seward at the Point of Delivery in the amount of Seward's total demand for electric capacity.
         6(b).    Restoration Of Service.     In the case of a partial or total
loss of service to Seward

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as a result of problems encountered on the Chugach system, Chugach will extend its reasonable best efforts to restore service in a prompt and non-discriminatory manner.
         6(c).    No Duty To Third Parties.     This Agreement shall not create
on the part of  Seward or Chugach any legal duty owed to the retail customers of any party or to other wholesale or wheeling customers of Chugach, including without limitation, any legal duty to maintain continuity of Electric Power service to other parties or customers. Nothing in the foregoing sentence shall limit the rights afforded Chugach or Seward under this Agreement.
         6(d).    Prudent Utility Practice.     All parties shall at all times
design, construct, maintain, operate, and repair their respective facilities and equipment in accordance with Prudent Utility Practice and standards in order to prevent, minimize, or correct any failures or partial failures of such facilities or equipment.  Seward shall design, construct, operate, maintain, and repair its facilities in accordance with Prudent Utility Practice and shall meet the following constraints:
                  (1)      Impairment of Service.     Seward's load shall not
         cause sine-wave distortion or large short-interval demand that will impair service or cause interference with telephone, television, other facilities or other utilities' customers.
                  (2)       Deviation from Phase Balance.     Seward's load
         shall not result in a deviation from phase balance of more than ten
         (10) percent at any time.
                  (3)      Power Factor.     Seward and Chugach shall each
         supply their own VAR requirements, as measured at the Point of Delivery, to correct any power factor problems on their respective sides of the Point of Delivery. Seward must maintain a minimum power factor equal to or in excess of 95 percent.. Failure to meet this power factor requirement will result in charges for reactive power.
         For each percent of power factor below 95%, Seward

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         shall pay an additional 1% of its demand charge as computed under
         Section 4(c)(2).
         6(e).    Reserves.
                  (1)      Chugach will maintain its own power generation
         Reserves, including those necessary to support sales made pursuant to this Agreement, but Chugach will neither maintain nor provide Reserves to support, under this Agreement, the generating units of Seward.
                  (2)      In order to avoid damage to or additional demands on
         Chugach's system, Seward agrees that it will take care at all times it is operating its generation in parallel with Chugachs generation to maintain sufficient spinning Reserves (or demonstrably equivalent automatic load shedding devices) to support any and all of their own generation.
                  (3)      Notwithstanding the foregoing, the parties recognize
         and agree that the provision of emergency capacity and/or energy to one another pursuant to the terms of agreements other than this Agreement does not represent, for purposes of this Agreement, an unauthorized use of or reliance on one another's power generation Reserves,
                  (4)      Chugach will plan its system to accommodate Seward
         loads taking into account the provisions in Section 3(c) of this Agreement relating to limited interruptibility.
         6(f).    Voltage.     The Electric Power provided hereunder shall be
three-phase, alternating current, at the nominal voltages set forth in Attachment C attached hereto plus or minus 5% under normal conditions and plus or minus 10% under emergency conditions. All parties shall endeavor to maintain proper phase voltage balance on their respective systems. If a problem with voltage occurs, all parties will use their reasonable best efforts to correct such problems.
         6(g).    Frequency.     Chugach will use its reasonable best efforts to
 maintain its system

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frequency at 60 hertz averaged over each twenty-four hour period.
                             SECTION 7. METERING
         7. Each party shall (1) make or provide for biennial tests and inspections of all its meters and recorders used for billing purposes in this Agreement in order to maintain a commercial standard of accuracy, (2) restore to a condition of accuracy any meters found to be inadequate, and (3) advise the other parties promptly of the results of any such test which shows any inaccuracy more than 0.5 percent slow or fast. Each party shall be permitted to have representatives present at such tests and inspections. Each party shall notify the other party at least one (1) week in advance of the tests and inspections. Each party shall make or provide for additional tests of its meters and recorders at the request of another party and in the presence of representatives of the requesting party or parties. The cost of any additional test requested by such party or parties shall be borne by the party owning the equipment if such test shows a meter or recorder is inaccurate by more than 0.5 percent slow or fast. In the event that the result of such tests shows a meter registering in excess of 0.5 percent either above or below the current registration, then the readings of such meter previously taken for billing purposes shall be corrected according to the percentage of inaccuracy so found for the known or estimated period of such error, but no such correction shall extend beyond ninety (90) days previous to the day on which the inaccuracy is discovered by such test. For any period that a meter should fail to register, or its registration should be so erratic as to be meaningless for billing purposes, the bill for power and energy shall be based upon records from check meters, if available and tested for accuracy, or otherwise upon the best available data.


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         SECTION 8. GOOD FAITH PERFORMANCE OF RIGHTS AND OBLIGATIONS
         8. Each party to this Agreement covenants and agrees to act in good faith under this Agreement and the terms cited herein and perform in a manner consistent with Prudent Utility Practice. The Parties recognize that the
 Limited Interruptibility feature under Section 3(c) of this Agreement will require and the Parties agree to coordinate closely on matters relating to service interruptions for maintenance or other reasons.
                   SECTION 9. FORCE MAJEURE
         9. In the event any party, by reason of an Uncontrollable Force, is rendered unable, wholly or in part, to perform its obligations under this Agreement (other than its obligations to pay money), then upon said party giving notice and particulars of such Uncontrollable Force, its obligation to perform shall be suspended or correspondingly reduced during the continuance of any inability so caused, but in no greater amount than required by the Uncontrollable Force and for no longer period, and the effects of such cause shall, so far as possible, be remedied with all reasonable and prompt dispatch. The affected party shall not be responsible for its delay in performance under this Agreement during delays caused by an Uncontrollable Force. Seward shall be responsible for meeting its own power supply needs either from its own resources or from other purchases when Chugach power is unavailable by reason of an Uncontrollable Force.
               SECTION 10 RESPONSIBILITY FOR POWER SUPPLY AND DELIVERY
         10(a).   Responsibility Of Parties.     Except as provided in Sections
10(b) and 10(c), each party shall assume responsibility on its respective side of the Points of Delivery for the electric service supplied and/or taken, as well as for maintenance of any apparatus used in connection therewith. Regardless of the foregoing and of the location of any Point of Delivery or metering point, however,

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each party shall be responsible for maintaining and operating its own facilities unless (1) a different division of responsibilities is agreed upon in writing by the parties, or (2) a different division of responsibilities in specific emergency circumstances is agreed upon orally or in writing by the parties.
         10(b).   Indemnification.     Each party shall, as to all actions taken
 relevant to this Agreement, indemnify and hold harmless the other party, its directors, officers, and employees, against all loss, damage, legal expense and liability to third persons arising from any injury to, or death of, persons or injury to property to the extent caused by any negligent act or omission of the indemnifying party, or its directors, officers, or employees.
         10(c).   Notice, Defense And Settlement Of Legal Proceeding.
                  (1)      If any legal proceeding shall be instituted, or any
         claim or demand made, against any party hereto (hereinafter called the "Indemnified party") with respect to which the other party
         (hereinafter called the 'Indemnifying party") may be liable hereunder, the Indemnified party shall give prompt written notice thereof, within thirty days thereof by certified mail, return receipt requested, and promptly deliver a true copy of any summons or other process, pleading or notice to the Indemnifying party.
                  (2)      In any action in which there is no reasonable
         possibility of joint liability of any parties to this Agreement, the Indemnifying party shall have the absolute right, at its sole expense and without the consent of the Indemnified party, to defend and settle any such legal proceeding, claim or demand. However, the Indemnifying party shall give notice, if possible, to the Indemnified party of any proposed settlement. In no event shall the participation of the Indemnified party in the defense and settlement of any legal proceeding, claim or demand, interfere with or alter the Indemnifying party's absolute right to control the defense and/or

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         settlement of the legal proceeding, claim or demand. The Indemnified party may, if it sees fit, participate in defense of any such legal proceeding, at its own expense.
                  (3) Where joint liability of both parties to this Agreement is a reasonable possibility, no party which has exposure to joint liability shall be limited in their participation in the action.
                  (4) If the Indemnified party, without the prior consent of the Indemnifying party (which consent, if requested, shall not be unreasonably withheld), makes any settlement with respect to any such legal proceeding, claim or demand, the Indemnifying party shall be discharged of any liability hereunder with respect thereto.
                  (5) The Indemnifying party shall pay all reasonable costs incurred by the Indemnified party in any successful enforcement of thi indemnity.
                                               SECTION 11. INSURANCE
         11. Each party agrees to use its best efforts to obtain and maintain in full force and effect during the term of this Agreement, adequate insurance with responsible insurers as may be required by law.
                                                SECTION 12. WAIVER
         12. Any waiver at any time by any party to this Agreement of its rights with respect to any default of the other party hereto, or with respect to any other matter arising in connection with this Agreement, shall not be considered a waiver with respect to any prior or subsequent default, right or matter.


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                                             SECTION 13. SEVERABILITY
         13. The provisions of this Agreement are not intended to be considered in isolation and each such provision represents a portion of the consideration agreed upon among the parties for each other provision of this Agreement. The parties believe that it would be impossible, in general, to invalidate or sever any particular provision of this Agreement without working a potentially great hardship on one or the other of the parties, and without denying one or more of the parties of important, bargained-for consideration. If, after this Agreement has become effective, any article, paragraph, clause or provision of this Agreement shall be finally adjudicated by a court of competent jurisdiction or a regulatory agency with jurisdiction over the parties to be invalid or unenforceable, or if any administrative agency with authority over the parties shall require changes to this Agreement, then the parties shall in good faith meet promptly to negotiate lawful amendments or modifications to this Agreement that will effectuate the original intent of this Agreement and return the parties as nearly as possible to the position that each would have enjoyed in the absence of such judicial, regulatory, or administrative action.
                     SECTION 14. SUCCESSORS AND ASSIGNS
         14(a).   Assignment Generally.     This Agreement and all of the terms
and provisions hereof shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, save that no assignment or other transfer of this Agreement or any interest hereunder by any party hereto shall be effective without the prior written consent of all of the other parties (which consent shall not be unreasonably withheld), and said assignee must, in the commercially reasonable opinion of the other parties, be financially capable of assuming such obligations. Chugach agrees not to sell or otherwise dispose of its Generation and Transmission System (or any portion thereof which

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is needed to permit performance of this Agreement) to any entity that refuses to assume or is unable to perform Chugach's obligations under this Agreement.
         14(b).   Assignment to secured Lenders.     Notwithstanding the
provisions of subsection 13(a), any party hereto may assign this Agreement, together with all of its rights and obligations thereunder, (A) to or in trust for any secured lenders of such party, for the purpose of securing obligations for borrowed money, or (B) pursuant to the exercise by any such secured lender of any of the rights, powers or privileges provided for by the mortgages or other security instruments of such party for borrowed money; provided, that no such assignment shall in any way relieve such party of any obligations hereunder. No such secured lender shall, as a result of such assignment or the subsequent exercise of its rights with respect to this Agreement under any mortgage, deed of trust or other security instrument, be construed to have assumed, or otherwise to have become personally liable for, the assignor's obligations hereunder, but such secured lender's ability to exercise the rights of its assignor hereunder shall be subject to performance of the assignor's corresponding obligations under this Agreement. In the event any such secured lender exercises any of its rights, powers or privileges with respect to this Agreement under said mortgages or other security agreements, such secured lender may thereafter assign this Agreement, together with all the rights and obligations thereunder, to any entity authorized and able to perform the obligations under this Agreement, which entity shall succeed to all the rights and assume all the obligations of the borrower-assignor under this Agreement. Prior to the exercise by any secured lender of any rights or remedies under any mortgages or security agreements with respect to this Agreement, such secured lender shall give the parties hereto reasonable notice that it intends to exercise such rights and remedies.


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                          SECTION 15. NOTICES
         15. Except as to notice of interruption provided in Section 3(c), any notice or demand required by this Agreement to be given to any party shall be effective when it is received by such party, and in computing any period of time from such notice or demand, such period shall commence at 12:01 p.m. prevailing time at the place of receipt on the date of receipt of such notice or demand. Whenever this Agreement calls for notice or demand (unless otherwise specifically provided), or notification by any party is necessary, the same shall be in writing directed to the General Managers of the other parties. Should telephone notice be necessary, it shall be directed to the General Managers or to a designated or otherwise appropriate subordinate. The designation of the name to which any such notice or demand shall be directed may be changed at any time and from time to time by either party by giving notice as provided above.
                       SECTION 16. DEFAULT AND DISPUTE RESOLUTION
         16(a).   Notice of Default.     Upon failure of any party to perform
any obligation hereunder, the party or parties to whom such performance is due shall make demand in writing upon the defaulting party. If such failure, other than a failure to pay Chugach when such payment is due, is not cured within thirty (30) days from the date of such demand it shall constitute a default at the expiration of such period. Chugach's bills to Seward shall constitute written demands for payment for purposes of this Section and Seward shall be considered to be in immediate default of their payment obligations if such bills are not fully paid within 10 days after they are due.
         16(b).   Performance Pending Resolution Of Dispute.     Pending
resolution of any dispute, each party shall continue to perform its obligations under this Agreement, including the obligations to deliver and receive electric power and the obligation to pay bills submitted by Chugach for such

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

power. All parties shall be entitled to seek immediate judicial enforcement of this continued performance obligation notwithstanding the existence of a dispute. Application for such enforcement shall be made to the Superior Court for the State of Alaska, in Anchorage.
         16(c).   Consultation To Resolve Disputes.     After notice is
delivered and before default occurs under Section 16(a) the parties shall in good faith endeavor to meet promptly and to resolve any dispute through good faith negotiation. If a party has met its obligation of good faith under this
Section 16(c), and if the dispute has not been resolved before default occurs, than that party shall be entitled at any time thereafter to seek immediate judicial enforcement of this Agreement in the Superior Court for the State of Alaska, in Anchorage, by bringing any suit, action or proceeding, at law or in equity, including without limitation mandamus, injunction, damages and action for specific performance, as may be necessary or appropriate to enforce any covenant, agreement or obligation of this Agreement.
         16(d).   Remedies Cumulative.     No remedy conferred upon or reserved
to the parties hereto is intended to be exclusive of any other remedy available hereunder or now or hereafter existing at law, in equity, by statute or otherwise, but each and every such remedy shall be cumulative and shall be in addition to every other such remedy. The pursuit by either party of any specific remedy shall not be deemed to be an election of that remedy to the exclusion of any other, whether provided hereunder or by law, equity or statute.
                       SECTION 17. RIGHT OF ACCESS AND REMOVAL
         17. Each party will have access to the premises, facilities, or property of the other party at all reasonable times for any purpose necessary or appropriate to the performance of this Agreement. Upon termination of this Agreement in accordance with the provisions hereof, each party

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will remove any property or equipment which it may have installed on the premises of the other party for any purposes hereunder. Seward shall provide Chugach with access to existing metering or allow Chugach to install any metering and equipment necessary or convenient to allow Chugach to track
Sewards load and generation during periods of interruption of service from Chugach.
                        SECTION 18. APPLICABLE LAW
         18. The parties agree that the interpretation and application of this Agreement shall be governed by the laws of the State of Alaska.
                        SECTION 19. MODIFICATION
         19. No modification of this Agreement shall be valid unless it is in writing and signed by all parties hereto, and approved by all appropriate regulatory and administrative agencies or bodies.
                      SECTION 20. SECTION HEADINGS
         20. The section headings in this Agreement are for convenience only, and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the section to which they pertain.
                     SECTION 21. MUTUAL COVENANTS AND WARRANTIES
         21.      Each party covenants and warrants to the other parties that it
 (1) has the legal authority and ability to enter into and perform, and (2) will at all times maintain the practical and financial ability to perform this
Agreement and each obligation assumed by such party under this Agreement.


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                     SECTION 22.  APPROVAL OF THE COMMISSION
         22. This Agreement does not take effect without the prior approval of the Alaska Public Utilities Commission and is at all times subject to revisions by the Commission.
                     SECTION 23. DEFINITIONS
         The following terms, when used in the Agreement and Exhibits hereto, shall have the meanings specified.
         23(a).   Agreement.     This Agreement for the Sale and Purchase of
Electric Power and Energy.
         23(b).   Electric Power or Power, Electric energy or electric capacity,
 or both.     Where the context of this Agreement requires a distinction, electric energy is expressed in kilowatt-hours (kWh) or megawatt hours (MWh), and electric capacity is expressed in kilowatts (kW) or megawatts (MW).
         23(c).   Generation and Transmission System.     All existing and
future facilities (whether or not operable, and whether or not operating) used by Chugach for generation and transmission of electric power, including, in addition to physical generation and transmission facilities and facilities associated with the provision of fuel for electric power generation, Chugach's rights and obligations to obtain (by purchase, wheeling, or otherwise) electric power generated by other entities or fuel for the generation of electric power by Chugach, to the extent that the costs of such facilities and rights are allowably included in the rates charged to Chugach's retail consumers.
         23(d).   Prudent Utility Practice.     At a particular time any of the
 practices, methods and acts engaged in or approved by a significant portion of the electric utility industry at such time, or which in the exercise of reasonable judgment in light of facts known at such time, could have been expected to accomplish the desired results at the lowest reasonable cost consistent with good business

                                                        20

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practices, reliability, safety and reasonable expedition. Prudent Utility
Practice is not required to be the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts which could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Prudent Utility Practice includes due regard for manufacturer's warranties and the requirements of governmental agencies of competent jurisdiction and shall apply not only to functional parts of the parties' generation, transmission, and distribution facilities, but also to appropriate structures, landscaping, painting, signs, lighting and other facilities.
         23(e).   Reserves.     Electric Power needed to avert shortages of
capacity and/or energy for the benefit of retail or wholesale consumers that a utility system is obligated to serve and which is available to that system either from facilities or from purchases or other arrangements which such system is contractually entitled to rely upon for such purposes.
         23(f).   Total System Demand.     The Seward demand (regardless of
whether Seward is receiving power from Chugach or its own generation) registered during that 15-minute interval for each month in which the sum of (1) the demands metered at the delivery points described in Section 3(d) and (2) the demands on all Seward generation is greatest for that month. Seward shall permit Chugach to install, or cause to be installed, suitable metering and registration equipment on its facilities.
         23(g).   Uncontrollable Force.     Any cause beyond the control of a
party hereto and which by the exercise of due diligence that party is unable to prevent or overcome, including but not limited to an act of God, fire, flood, volcano, earthquake, explosion, sabotage, an act of the public enemy, civil or military authority, including court orders, injunctions and orders of governmental agencies

                                                        21

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of competent jurisdiction, insurrection or riot, an act of the elements, failure of equipment, or the inability to obtain or ship equipment or materials because of the effect of similar causes on carriers or shippers. Strikes, lockouts, and other labor disturbances shall be considered Uncontrollable Forces, and nothing in this Agreement shall require either party to settle a labor dispute against its best judgment; provided, that during any labor dispute all parties shall make all reasonable efforts under the circumstances, including, to the extent permitted by law, the use of replacement personnel and/or management personnel and/or other personnel under the provisions of a mutual aid agreement, to ensure, if possible, the continued ability of the parties to produce, deliver, receive, and distribute the Electric Power that is the subject matter of this Agreement.

CITY OF SEWARD                                CHUGACH ELECTRIC ASSOCIATION, INC.



By    /s/ Rick L. Gifford                       By    /s/ Eugene N. Bjornstad

Title Acting City Manager                       Title   General Manager

Date   2/11/98                                  Date   February 3, 1998



I:\wp61\don\1998\ses46.wpd
                                                     ATTEST



                                                     /s/ Patrick Reilly
                                                     Patrick Reilly, City Clerk

                                                   Attachment C

                                       Rates During Initial Agreement Period

Effective through January 31, 2002, Sewards rates shall be as follows:

Customer Charge:                    $150 per month per meter
Demand Charge:                      $7.61 per kW per month

Energy Charge:                      $0.00459 per kWh


Fuel Charge:                        Actual fuel and purchased power expense.
                                    This amount will be billed on a lagging
                                    basis. For example, a January invoice will include actual fuel and purchased power expenses incurred for the energy used in the month of November.

The parties will determine Sewards share of the under recovery remaining in the fuel surchargebalancing account as of December 31, 1997 which Seward will be permitted to pay in equal monthly installments through the end of 1998.


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